UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  ☐
Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PartnerRe Ltd.
(Name of Registrant as Specified In Its Charter)

EXOR S.p.A. John Elkann Enrico Vellano Mario Bonaccorso Fabiola Portoso
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1.	Title of each class of securities to which transaction applies:

	2.	Aggregate number of securities to which transaction applies:

	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	4.	Proposed maximum aggregate value of transaction:

	5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	1.	Amount previously paid:

	2.	Form, schedule or registration statement no.:

	3.	Filing Party:

	4.	Date Filed:

On June 16, 2015, EXOR S.p.A. (“EXOR”) issued the following press release:

Turin, June 16, 2015

PRESS RELEASE

S&P Affirms EXOR and Its Investee Companies are Independently Rated

PartnerRe Statements on Possible Downgrade Risk Under EXOR Ownership Without Merit and Not Endorsed by S&P

EXOR Capital Structure Will Have No Impact on PartnerRe Preferred Shares Rating

EXOR Calls for PartnerRe Board to Stop Misrepresenting Facts and to Correctly Inform its Shareholders

EXOR Files New Detailed Presentation, Begins Meetings with PartnerRe Investors and Analysts

EXOR S.p.A. (“EXOR”; EXO.IM), one of Europe’s leading listed investment companies and the largest shareholder of PartnerRe Ltd. (“PartnerRe”; NYSE:PRE), confirmed today that its capital structure will have no impact on the ratings of PartnerRe, including the BBB rating of the preferred shares, in the event EXOR acquires PartnerRe.

Standard & Poor's (“S&P”), the rating agency, has affirmed that EXOR is rated as an Investment Holding Company and therefore EXOR's rating and the ratings of its investee companies are independent of one another. EXOR's debt is not attributed to its investee companies, and the debt of its investee companies is not attributed to EXOR. These statements have been reviewed and affirmed by S&P.

Calculations publicized by PartnerRe which purport to aggregate the debt of EXOR and its investee companies are therefore wrong and do not follow S&P's rating methodology.

For PartnerRe preferred shareholders, this means that should PartnerRe accept EXOR’s binding offer for the Company, EXOR’s capital structure will not affect the ratings of PartnerRe, including the BBB rating of PartnerRe preferred securities.

PartnerRe has continuously misrepresented the impact of EXOR’s transaction by publicly claiming that the additional debt taken on by EXOR as part of the transaction would pose “considerable risk that the rating of [PartnerRe] preferred shares would be downgraded upon sale to EXOR.” This statement by PartnerRe has no merit and has not been endorsed by S&P.

Under the proposed EXOR transaction, PartnerRe would be a financially stronger company than a combined AXIS/PartnerRe. PartnerRe’s debt level would be unchanged and preferred shares’ current rating, terms, rights, listing and registration requirements would be maintained, along with the same tax treatment and financial reporting. In addition, preferred shareholders would benefit from lower leverage compared to the AXIS transaction and from EXOR’s commitment to a more conservative dividend and capital distribution policy, without bearing any post-merger integration risk.

The PartnerRe Board has approved an inferior transaction in the form of the proposed AXIS amalgamation, which it continues to support by deliberately providing its shareholders with misleading and incorrect information as a scare tactic to lure votes for the AXIS transaction. EXOR calls on PartnerRe to cease misrepresenting facts and to provide shareholders with accurate information. This will allow shareholders to act in their best interest and vote AGAINST the AXIS transaction with confidence.

EXOR will also file today a detailed presentation regarding its all-cash $137.50 per share binding offer for PartnerRe and will begin meeting with PartnerRe investors and analysts to highlight the considerable strengths of its offer for both common and preferred shareholders and correct misleading statements by PartnerRe. EXOR believes its offer remains superior for all classes of PartnerRe shareholders as well as for employees and clients of PartnerRe.

EXOR is soliciting common and preferred shareholders to vote AGAINST the proposed AXIS transaction at the upcoming Special General Meeting of PartnerRe shareholders to be held on July 24, 2015. This will enable PartnerRe to accept EXOR’s superior offer for the Company.

EXOR therefore continues to urge PartnerRe shareholders to vote the GOLD proxy card AGAINST all three proposals related to the AXIS transaction and asks shareholders not to sign or return any WHITE proxy cards they receive from PartnerRe. Shareholders who have already returned a WHITE proxy card, can change their vote by simply returning the GOLD proxy card.

PartnerRe preferred and common shareholders seeking copies of EXOR’s proxy statement or with questions about the EXOR offer or voting their shares can contact EXOR’s proxy solicitor, Okapi Partners LLC, at info@okapipartners.com or toll free at (877) 796-5274 (banks and brokerage firms should call +1 (212) 297-0720).

ABOUT EXOR

EXOR is one of Europe’s leading investment companies and is controlled by the Agnelli family. It is listed on the Milan Stock Exchange and has a market capitalization of approximately $12 billion and a net asset value of approximately $15 billion. For over a century EXOR has made successful investments, including more recently the acquisition of Chrysler by Fiat, creating the world’s seventh largest car producer (“FCA”) with a $20 billion market capitalization.

EXOR focuses on long-term investments in profitable global companies, primarily in Europe and the United States, that benefit from its strong permanent capital base. In addition to FCA, its principal investments include CNH Industrial, the fourth largest global capital goods company (with a $12 billion market capitalization), and Cushman & Wakefield, the world’s largest private commercial real estate services company.

FOR FURTHER INFORMATION

Investors:

EXOR Investor Relations

Fabiola Portoso

+39 011 509 0345

ir@exor.com

Okapi Partners

Bruce H. Goldfarb / Pat McHugh / Jon Einsidler / Lydia Mulyk

+1 877 796-5274 (for PartnerRe shareholders)

+1 212 297-0720 (for banks and brokerage firms)

info@okapipartners.com

Media:

EXOR Media Relations

Andrea Griva

+39 011 509 0318

media@exor.com

StockWell Communications

Philip Gawith / Richard Holloway / Laura Gilbert

+44 20 7240 2486

exor@stockwellgroup.com

Abernathy MacGregor

Tom Johnson / Mike Pascale / Allyson Vento

+1 212 371-5999

exor@ABMAC.com

Community

Auro Palomba / Marco Rubino

+39 02 8940 4231

milano@communitygroup.it

FORWARD-LOOKING STATEMENTS

Certain statements and information contained in this communication that are not statements or information of historical fact constitute forward-looking statements, notwithstanding that such statements are not specifically identified as such. These statements may include terminology such as “may”, “will”, “expect”, “could”, “should”, “intend”, “commit”, “estimate”, “anticipate”, “believe”, “remain”, “on track”, “design”, “target”, “objective”, “goal”, “forecast”, “projection”, “outlook”, “prospects”, “plan”, “intend”, or similar terminology, including by way of example and without limitation plans, intentions and expectations regarding the proposal to acquire PartnerRe, the financing of a potential transaction, and the anticipated results, benefits, synergies, earnings accretion, costs, timing and other expectations of the benefits of a potential transaction.

Forward-looking statements are related to future, not past, events and are not guarantees of future performance. These statements are based on current expectations and projections about future events and, by their nature, address matters that are, to different degrees, uncertain and are subject to inherent risks and uncertainties. They relate to events and depend on circumstances that may or may not occur or exist in the future, and, as such, undue reliance should not be placed on them. Actual results may differ materially from those expressed in such statements as a result of a variety of factors, including changes in general economic, financial and market conditions and other changes in business conditions, changes in commodity prices, the level of demand and financial performance of the major industries our portfolio companies serve, changes in regulations and institutional framework (in each case, in Italy or abroad), and many other factors, most of which are outside of the control of EXOR. EXOR expressly disclaims and does not assume any liability in connection with any inaccuracies in any of these forward-looking statements or in connection with any use by any party of such forward-looking statements. Any forward-looking statements contained in this communication speak only as of the date of this communication.

EXOR undertakes no obligation to update or revise its outlook or forward-looking statements, whether as a result of new developments or otherwise. Names, organizations and company names referred to may be the trademarks of their respective owners. This communication does not represent investment advice neither a solicitation, nor a recommendation nor an invitation, nor an offer for the purchase or sale of financial products and/or of any kind of financial services as contemplated by the laws in any country or state.

IMPORTANT INFORMATION FOR INVESTORS AND SHAREHOLDERS

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities. EXOR has filed a proxy statement (the “Proxy Statement”) with the SEC in connection with the upcoming special meeting of the shareholders of PartnerRe at which the PartnerRe shareholders will consider certain proposals regarding the proposed transaction with AXIS (the “Special Meeting Proposals”).

This material is not a substitute for the Proxy Statement that EXOR has filed with the SEC or any other documents which EXOR may send to its or PartnerRe’s shareholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. All such documents, when filed, are available free of charge at the SEC’s website (www.sec.gov) or by directing a request to EXOR through the investor contacts listed above.

PARTICIPANTS IN THE SOLICITATION

EXOR and its directors, executive officers and other employees may be deemed to be participants in any solicitation of shareholders in connection with the Special Meeting Proposals. Information regarding EXOR’s directors and executive officers is available in EXOR’s public announcements and filings with the SEC, Consob and the Borsa Italiana, which can also be found at www.exor.com.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is available in the Proxy Statement.